Exhibit 99.1
ALLIED HEALTHCARE INTERNATIONAL INC. REPORTS
FISCAL 2010 SECOND QUARTER RESULTS
•	Revenues Increased 18.4% to $65.5 million

•	Operating Income Increased 29.7% to $3.6 million

•	Income From Continued Operations Increased 23.2% to $2.6 million, or $0.06 per diluted share
NEW YORK — May 6, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, today issued financial results for its fiscal 2010 second quarter ended March 31, 2010.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenue, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenue and gross profit are generated in the United Kingdom, an analysis, which is contained in the Historical Revenue and Gross Profit table at the end of this press release, is included of the last ten quarters’ revenue and gross profit in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates.
Fiscal Second Quarter Results

	Revenue			Gross Profit
	Three Months Ended March 31,			Three Months Ended March 31,
			%		Gross		Gross	%
(Amounts in thousands)	2010	2009	Change	2010	Profit %	2009	Profit %	Change

Homecare	$51,621	$44,439	16.2%	$15,957	30.9%	$14,059	31.6%	13.5%
Nursing Homes	4,095	5,943	-31.1%	1,334	32.6%	1,856	31.2%	-28.1%
Hospitals	4,652	4,952	-6.1%	1,091	23.5%	1,251	25.3%	-12.8%

Total, at constant exchange rates	60,368	55,334	9.1%	18,382	30.4%	17,166	31.0%	7.1%
Effect of foreign exchange	5,162	—		1,566		—

Total, as reported	$65,530	$55,334	18.4%	$19,948		$17,166		16.2%

SG&A, at constant exchange rates				$15,120		$14,389		5.1%
Effect of foreign exchange				1,226		—

Total SG&A, as reported				$16,346		$14,389		13.6%

Operating Income, at constant exchange rates				$3,262		$2,777		17.5%
Effect of foreign exchange				340		—

Operating Income, as reported				$3,602		$2,777		29.7%

For the second quarter of fiscal 2010 total revenue increased 9.1%, to $60.3 million, compared with $55.3 million reported during the same period in fiscal 2009. Allied’s Homecare revenue grew 16.2% to $51.6 million, while Nursing Homes revenue declined 31.1% to $4.1 million and Hospitals revenue declined 6.1% to $4.6 million. After the favorable impact of currency exchange of $5.2 million, revenue increased 18.4% year over year to the reported $65.5 million.
Total gross profit for the second fiscal quarter increased 7.1% to $18.4 million, from $17.2 million for the comparable quarter in fiscal 2009. Gross profit as a percentage of revenue was 30.4%, compared with 31.0% for the comparable prior-year period. Foreign exchange increased gross profit by $1.5 million to the reported $19.9 million for the 2010 second fiscal quarter.
SG&A for the second fiscal quarter was $15.1 million (24.9% of revenues), an increase of 5.1%, from $14.4 million (26.0% of revenues) reported last year. Foreign exchange increased costs by $1.2 million to the reported $16.3 million for the 2010 second fiscal quarter.
Operating income for the second quarter of fiscal 2010 increased 17.5% to $3.3 million from $2.8 million a year ago. Foreign exchange increased operating income by $0.3 million to the reported $3.6 million for the 2010 second fiscal quarter.
Income from continuing operations for the second quarter of fiscal 2010 was $2.6 million, or $0.06 per diluted share, compared with $2.1 million, $0.05 per diluted share, reported during the 2009 second fiscal quarter.
Fiscal Six Months Results

	Revenue			Gross Profit
	Six Months Ended March 31,			Six Months Ended March 31,
			%		Gross		Gross	%
(Amounts in thousands)	2010	2009	Change	2010	Profit %	2009	Profit %	Change
Homecare	$108,204	$92,696	16.7%	$33,357	30.8%	$29,011	31.3%	15.0%
Nursing Homes	9,234	13,521	-31.7%	2,962	32.1%	4,184	30.9%	-29.2%
Hospitals	9,900	10,645	-7.0%	2,214	22.4%	2,784	26.2%	-20.5%

Total, at constant exchange rates	127,338	116,862	9.0%	38,533	30.3%	35,979	30.8%	7.1%
Effect of foreign exchange	7,576	—		2,292		—

Total, as reported	$134,914	$116,862	15.4%	$40,825		$35,979		13.5%

SG&A, at constant exchange rates				$31,629		$29,948		5.6%
Effect of foreign exchange				1,797		—
Total SG&A, as reported				$33,426		$29,948		11.6%

Operating Income, at constant exchange rates				$6,904		$6,031		14.5%
Effect of foreign exchange				495		—

Operating Income, as reported				$7,399		$6,031		22.7%

For the six months of fiscal 2010 total revenue increased 9.0%, to $127.3 million, compared with $116.9 million for the same period in fiscal 2009. Allied’s Homecare revenue grew 16.7% to $108.2 million, while Nursing Homes revenue declined 31.7% to $9.2 million and Hospitals revenue declined 7.0% to $9.9 million. After the favorable impact of currency exchange of $7.6 million, revenue increased 15.4% year over year to the reported $134.9 million for the fiscal 2010 six-month period.
Total gross profit for the six months of fiscal 2010 increased 7.1% to $38.5 million, from $36.0 million for the comparable period in fiscal 2009. Gross profit as a percentage of revenue was 30.3%, compared with 30.8% for the comparable prior-year period. Foreign exchange increased gross profit by $2.3 million to the reported $40.8 million for the fiscal 2010 six-month period.
SG&A for the six months of fiscal 2010 was $31.6 million (24.8% of revenues), an increase of 5.6%, from $29.9 million (25.6% of revenues) reported last year. Foreign exchange increased costs by $1.8 million to the reported $33.4 million for the fiscal 2010 six month period.
Operating income for the six months of fiscal 2010 increased 14.5% to $6.9 million from $6.0 million a year ago. Foreign exchange increased operating income by $0.5 million to the reported $7.4 million for the fiscal 2010 six month period.
Income from continuing operations for the six months of fiscal 2010 was $5.5 million, or $0.12 per diluted share, compared with $4.6 million, $0.10 per diluted share, reported during the fiscal 2009 six month period.
Cash balance at March 31, 2010 was $41.6 million (£27.6 million) as compared to $35.8 million (£22.5 million) at December 31, 2009. The increase was primarily due to the benefit, approximately £2.2 million, of accelerated cash collections, mainly from the local governmental bodies, as a result of the end of their fiscal period.
For the fiscal six months ended March 31, 2010, capital expenditures were $2.1 million.
Management Discussion:
Sandy Young, Chief Executive Officer of Allied, commented, “Allied’s Homecare revenue increased by 16.2%, compared to the same quarter last year due to the success we had in implementing new contracts in quarter three and quarter four of last year in our London area. The pending U.K. political change from today’s election is impacting local authority and Primary Care Trusts decision making while they await the future direction of policy making related to health and social care. While all the main political parties support more care at home, which is away from more expensive residential care, the method of procurement and the extent of some of the current initiatives, like personalization and independent budgets, should become clearer over the next twelve months.
“We continue to believe that the current market dynamics, such as an aging population, the lower cost of Homecare provision, the continued consolidation of local authority suppliers and the continued increase in demand from Primary Care Trusts, all favor future growth in demand for Homecare services. However, there will be an inevitable tightening of public sector budgets and we may see some price pressures arising from the current state of the public finances.

“Our Nursing Homes business is significantly lower than this time last year but some of our growth project trials seem to have slowed down the rate of decline. We continue to monitor whether these will help us stabilize this business. However, we still see no clear sign of any improvement as the market for Nursing Homes services, in general, appears to be depressed and there is the move to provide more care in the current home environment.
“Revenue from our Hospitals business decreased by 6.1% from this time last year. However, our performance, both in terms of revenue and gross margin, was very similar to last quarter. This is despite evidence that in March 2010, as the NHS hospitals reached the end of their financial year end, demand for agency staff was reduced. The new English national framework agreement, which came into effect last October, seems to be working better than the old framework agreement. In addition, we are in the process of tendering for the Scottish and Wales framework agreements. Our new Midland hospital business hub has now opened and we hope to see benefits arising from it in our next financial year. If successful, we will consider extending this hub approach into other key cities.”
Mr. Young concluded, “As previously reported, we continue to look at strategic acquisitions to grow the business as well as to focus on organic growth and other opportunities to enhance shareholder value.”
Conference Call Information: May 6, 2010 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants, and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing (877) 660-6853 for domestic participants, and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 349813. The presentation will be available and archived on the Company’s website for ninety days
Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of over 110 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
Piper Jaffray Ltd. (Nominated Adviser)
Matthew Flower
Rupert Winckler
+44 (0) 20 3142 8700
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1200
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009
Revenues:
Net patient services	$65,530	$55,334	$134,914	$116,862

Cost of revenues:
Patient services	45,582	38,168	94,089	80,883

Gross profit	19,948	17,166	40,825	35,979
Selling, general and administrative expenses	16,346	14,389	33,426	29,948

Operating income	3,602	2,777	7,399	6,031

Interest income	86	115	191	379
Interest expense	—	(7)	—	(14)
Foreign exchange loss	(195)	(45)	(213)	(367)

Income before income taxes and discontinued operations	3,493	2,840	7,377	6,029

Provision for income taxes	851	696	1,881	1,418

Income from continuing operations	2,642	2,144	5,496	4,611

Discontinued operations:
Income from discontinued operations, net of taxes	—	367	—	367

Net income	$2,642	$2,511	$5,496	$4,978

Basic and diluted net income per share of common stock
Income from continuing operations	$0.06	$0.05	$0.12	$0.10
Income from discontinued operations	—	0.01	—	0.01

Net income per share of common stock	$0.06	$0.06	$0.12	$0.11

Weighted average number of common shares outstanding:
Basic	45,136	44,986	45,131	44,986

Diluted	45,405	44,986	45,411	44,986

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31,
	2010	September 30,
	(Unaudited)	2009
ASSETS

Current assets:
Cash and cash equivalents	$41,571	$35,273
Accounts receivable, less allowance for doubtful accounts of $677 and $839, respectively	17,287	19,594
Unbilled accounts receivable	10,468	11,572
Deferred income taxes	407	389
Prepaid expenses and other assets	1,570	1,188

Total current assets	71,303	68,016

Property and equipment, net	8,441	7,756
Goodwill	90,665	95,649
Other intangible assets, net	968	1,646

Total assets	$171,377	$173,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$839	$1,186
Accrued expenses, inclusive of payroll and related expenses	23,304	24,304
Taxes payable	873	201

Total current liabilities	25,016	25,691

Deferred income taxes	115	103

Total liabilities	25,131	25,794

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,571 shares, respectively	457	456
Additional paid-in capital	242,054	241,555
Accumulated other comprehensive loss	(21,441)	(14,418)
Accumulated deficit	(72,530)	(78,026)

	148,540	149,567
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	146,246	147,273

Total liabilities and shareholders’ equity	$171,377	$173,067

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$5,496	$4,978
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(367)
Depreciation and amortization	1,467	1,198
Amortization of intangible assets	625	608
Foreign exchange loss	187	104
(Decrease) increase in allowance for doubtful accounts	(39)	106
Loss on sale of fixed assets	1	5
Stock based compensation	213	198
Deferred income taxes	25	1,403
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	1,376	2,920
Decrease (increase) in prepaid expenses and other assets	47	(1,700)
Increase (decrease) in accounts payable and other liabilities	980	(2)

Net cash provided by continuing operations	10,378	9,451

Cash flows from investing activities:
Capital expenditures	(2,066)	(1,574)
Proceeds from sale of business	—	113
Proceeds from sale of property and equipment	56	1
Payments on acquisitions payable	—	(170)

Net cash used in investing activities	(2,010)	(1,630)

Cash flows from financing activities:
Stock options exercised	288	—

Net cash provided by financing activities	288	—

Effect of exchange rate on cash	(2,358)	(5,948)

Increase in cash	6,298	1,873

Cash and cash equivalents, beginning of period	35,273	26,199

Cash and cash equivalents, end of period	$41,571	$28,072

Supplemental cash flow information:
Cash paid for interest	$—	$14

Cash paid for income taxes, net	$217	$—

Supplemental disclosure of non-cash investing activities:
Capital expenditures included in accrued expenses	$623	$—

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUE AND GROSS PROFIT
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenue
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2009	2009	2009	2009	2008	2008	2008	2008
Homecare	£35,860	£35,903	£35,763	£34,162	£30,858	£30,620	£30,218	£29,130	£27,561	£27,358
Nursing Homes	2,864	3,261	3,986	3,716	4,159	4,808	5,140	4,969	5,373	5,730
Hospitals	3,235	3,330	2,956	2,914	3,448	3,612	4,088	3,926	4,358	3,473

Total	£41,959	£42,494	£42,705	£40,792	£38,465	£39,040	£39,446	£38,025	£37,292	£36,561
Foreign Exchange rate	1.56	1.63	1.64	1.55	1.44	1.58	1.90	1.97	1.98	2.05

	$65,530	$69,384	$69,845	$63,103	$55,334	$61,528	$74,968	$75,024	$73,815	$74,770

	Gross Profit
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2009	2009	2009	2009	2008	2008	2008	2008
Homecare	£11,083	£11,041	£10,951	£10,525	£9,753	£9,487	£9,447	£9,294	£8,476	£8,491
Nursing Homes	931	1,033	1,257	1,187	1,298	1,477	1,554	1,531	1,596	1,706
Hospitals	755	712	745	679	874	973	1,050	888	1,009	767

Total	£12,769	£12,786	£12,953	£12,391	£11,925	£11,937	£12,051	£11,713	£11,081	£10,964
Foreign Exchange rate	1.56	1.63	1.64	1.55	1.44	1.58	1.90	1.97	1.98	2.05

	$19,948	$20,877	$21,196	$19,173	$17,166	$18,813	$22,911	$23,120	$21,931	$22,423

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